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                                                                     EXHIBIT "1"

                            STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is entered into effective the 12th day of December, 2001, between LARRY D. HARTZOG, an individual (the "Seller"), and CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the "Buyer").

                                   BACKGROUND:

A. The Seller owns Ninety Thousand Two Hundred Thirty-One (90,231) shares of common stock, par value $.01 (the "Common Stock"), of Canaan Energy Corporation, an Oklahoma corporation (the "Corporation").

B. The Buyer desires to acquire and the Seller desires to sell to the Buyer the Ninety Thousand Two Hundred Thirty-One (90,231) shares of Common Stock owned by the Seller together with all distributions with respect to such shares of Common Stock having a record date or received after the date of this Agreement (collectively, the "Shares") on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Sale Agreement. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase and the Seller agrees to sell the Shares. On the Closing Date (as hereafter defined) absolute ownership of the Shares will be transferred to the Buyer free and clear of all liens, claims and encumbrances other than restrictions that are imposed under applicable federal and state securities laws or reflected by legends on the certificates evidencing the Shares as permitted under paragraph 4 of this Agreement.

2. Purchase Price. On the Closing Date, in consideration for the sale of the Shares to the Buyer, the Buyer will pay in immediately available funds an amount equal to Twelve Dollars ($12.00) multiplied by the number of Shares (the "Purchase Price"). The Purchase Price is equal to One Million Eighty-Two Thousand Seven Hundred Seventy-Two Dollars ($1,082,772.00).

3. Representations and Warranties. As an inducement to the Buyer to enter into this Agreement, the Seller represents and warrants to the Buyer that as of the execution of this Agreement and the Closing Date (as hereafter defined):

     3.1 Ownership of Shares. The Seller has and will have good and valid title to the Shares free and clear of all liens, encumbrances, charges, equities, proxies, voting trusts, restrictions, agreements, rights of first refusal and imperfections of title other than those items listed at Schedule "3.1" attached as a part hereof. No person or entity other than the Buyer or a person claiming by, through or under the Buyer will have after the Closing Date: (a) any interest in the Shares, either of record or beneficially; (b) the right to own, vote or possess the Shares; or (c) the right to rescind, revoke, disaffirm, terminate or invalidate this Agreement or the conveyance of the Shares.

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          The Seller has taken all actions necessary under the Shareholder's
          Agreement (as defined on Schedule "3.1" of this Agreement) to convey the Shares to the Buyer and to satisfy any right of first refusal in favor of the Corporation. The Corporation declined to acquire the Shares in accordance with the Shareholder's Agreement.

     3.2 No Assumption of Obligations. Except as set forth in Schedule "3.2" attached as a part hereof, the execution and consummation of this Agreement by the Buyer will not obligate the Buyer with respect to (or result in the assumption by the Buyer of) any obligation of the Seller under or with respect to any liability, agreement or commitment relating to the Shares, including, without limitation, any shareholder agreement or similar agreement relating to the Shares or regulating the business, affairs, properties or finances of the Corporation.

     3.3 Consents and Approvals. Except as disclosed in Schedule "3.3" attached as a part hereof, the execution, delivery, performance and consummation of this Agreement does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, trust agreement, lease, formation document or other agreement, instrument or arrangement to which the Seller is a party or is bound; (b) violate, conflict with or constitute a breach of any statute, regulation or judicial or administrative order, award, judgment or decree to which the Seller is a party or is bound; or (c) result in the creation, imposition or continuation of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting the Seller or the Shares.

     3.4 Litigation. Except as listed in Schedule "3.4" attached as a part hereof, there is no: (1) action, suit or proceeding relating to the Shares or the Seller's interest in the Shares pending or threatened in writing; or (2) proceeding, investigation, charge, audit or inquiry threatened in writing or pending before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality which might result in an adverse effect on title to the Shares or the Seller's interest in the Shares.

     3.5 Authority. The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transaction contemplated hereby. This Agreement is legal, valid and binding with respect to the Seller and is enforceable in accordance with its terms. On execution, delivery and performance of this Agreement in accordance with the terms of this Agreement, the Buyer will receive ownership of one hundred percent (100%) of the Shares free of all claims, liens, encumbrances, obligations and liabilities of any kind. The foregoing expressly: (1) excludes restrictions that are imposed under applicable federal and state securities laws or reflected by legends on the certificates evidencing the Shares, the provisions of the Corporation's Certificate of Incorporation

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          or the provisions of the Corporation's bylaws; and (2) includes, without limitation, the right of any person to rescind, revoke, disaffirm, terminate or invalidate this Agreement or the conveyance of the Shares.

     3.6 Exclusion. The Buyer has not made any representation or warranty to the Seller other than those made expressly in paragraph 10 of this Agreement in favor of the Seller. Without limiting the generality of the foregoing the Buyer has not made to the Seller any representation or warranty with respect to the operation, future revenue, expenses or success of the Corporation, financial condition or other matter regarding the Corporation.

4. Conditions. On or before the date the Closing Date, the Buyer will conduct such investigation and inspection with respect to the Seller's title to the Shares as the Buyer deems appropriate. If the Reissued Certificate (as hereafter defined) cannot be issued within a reasonable period of time after the Closing Date as a result of the following or if the Buyer determines that (1) the certificates evidencing the Shares contain a legend other than as set forth in Schedule "4" attached as a part hereof or (2) any of the Seller's representations and warranties under this Agreement are untrue as of such date, then the Buyer will have the option to terminate this Agreement by written notice to the Seller or to provide written notice to the Seller setting forth the Buyer's objections. If the Seller is unable to satisfy the Buyer's objections, the Buyer will have the option to waive such objections or to terminate this Agreement by written notice to the Seller and direct the Escrow Agent (as hereafter defined) to return the Seller Closing Documents to the Seller and return the Buyer Closing Documents to the Buyer. On termination of this Agreement as provided under this paragraph 4 all parties will be released from any and all obligations under this Agreement.

5. The Closing. This Agreement will be consummated as follows:

     5.1 Buyer's Deliveries. On or before January 3, 2002 (the "Closing Date"), the Buyer will deliver or cause to be delivered to Hartzog Conger Cason & Neville, as escrow agent (the "Escrow Agent"), the following items (all documents will be duly executed and acknowledged where required) (the "Buyer Closing Documents"):

          5.1.1 Purchase Price. The Purchase Price for the Shares in immediately available funds; and

          5.1.2 Additional Documents. Such additional documents as might be reasonably requested by the Seller to consummate this Agreement.

     5.2 Seller's Deliveries. On the Closing Date, the Seller will deliver or cause to be delivered to the Escrow Agent the following items (all documents will be duly executed and acknowledged where required) (the "Seller Closing Documents"):

          5.2.1 Shares. Each original stock certificate evidencing the Shares and a completed and executed stock power separate from certificate with signature guaranteed; and

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          5.2.2 Additional Documents. Such additional documents as might be reasonably requested by the Buyer to consummate this Agreement.

     5.3 Escrow Disbursement. On the Closing Date, the parties will take the following actions:

          5.3.1 Transfer. The Escrow Agent will cause the certificates evidencing the Shares and the related transfer documents to be submitted to the Corporation or the Corporation's transfer agent with instructions for: (a) transfer of the Shares to and for issuance in the name of the Buyer or the Buyer's designee; (b) the delivery of the Reissued Certificate (as hereafter defined) to the Escrow Agent; and (c) the delivery of the certificate evidencing Common Stock in excess of the Shares to the Seller. In the event that any distributions or dividends are declared or received with respect to the Shares the Seller will deliver such distribution to the Escrow Agent to be held as part of the Shares and delivered in accordance with the terms of this Agreement.

          5.3.2 Distribution of Documents. On receipt by the Escrow Agent of a stock certificate evidencing the Shares in the name of the Buyer or the Buyer's designee (the "Reissued Certificate") in strict accordance with the terms of this Agreement, the Escrow Agent will: (a) deliver the Seller Closing Documents (including the Reissued Certificate) to the Buyer; and (b) deliver the Buyer Closing Documents to the Seller together with any excess Common Stock not previously returned to the Seller as provided in paragraph 5.3.1 of this Agreement. If this Agreement is terminated in accordance with paragraph 4 of this Agreement the Buyer Closing Documents and the Seller Closing Documents will be delivered in accordance therewith. All interest earned on the funds held by the Escrow Agent will be paid to the party that receives the funds representing the Purchase Price.

          5.3.3 Escrow Agent Matters. The duties and obligations of the Escrow Agent will be determined solely by the express provisions of this Agreement and the Escrow Agent will not be liable except for the performance of the duties and obligations specifically set out in this Agreement. The Escrow Agent acts hereunder as a depository only, and is not responsible or liable for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of the Buyer Closing Documents and the Seller Closing Documents, or for the identity or authority of any person. The Escrow Agent will not be responsible for any failure or inability of any party to this Agreement or of anyone else, to deliver cash, papers, letters or other documents to the Escrow Agent or otherwise honor any of the provisions of this Agreement. In the event the Escrow Agent becomes involved in litigation in connection with the escrow, the Seller and the Buyer jointly and severally agree to indemnify and hold the Escrow Agent harmless from all losses, costs, damages, expenses and attorney fees suffered or incurred by the Escrow Agent as a result thereof. The obligations of the

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                Escrow Agent under this Agreement will be performed at the office of the Escrow Agent in Oklahoma City, Oklahoma. For the services to be rendered hereunder, the Escrow Agent will be entitled to reimbursement of all out of pocket costs and expenses.

     5.4 Costs. The Seller will pay the Seller's attorney fees, the Buyer will pay the Buyer's attorney fees and the Seller and the Buyer will each pay fifty percent (50%) of the Escrow Agent's costs.

     5.5 Risk of Loss. Effective on the Closing Date, beneficial ownership and the risk of loss of the Shares will pass from the Seller to the Buyer subject to the rights of the Buyer under paragraph 4 of this Agreement.

6. Seller's Indemnification. The Seller agrees to pay, defend, indemnify, reimburse and hold harmless the Buyer for, from and against any loss, damage, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation) incurred, suffered, paid by or resulting to the Buyer and which results from, arises out of or in connection with, is based upon, or exists by reason of: (1) any misrepresentation of facts regarding title to the Shares contained in paragraphs 3.1, 3.2, 3.3 and 3.5 of this Agreement; or (2) any breach or default in performance by the Seller of any covenant or obligation set forth in this Agreement. However, the foregoing indemnification obligation will not apply to claims based solely on matters not set forth in clauses (a) and (b) of this paragraph. In addition to the foregoing, the Seller will pay to the Buyer interest on the amount of any loss, damage, claim, liability, debt, obligation or expense the payment of which is or becomes due to the Buyer by the Seller, such interest to be at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal. Claims for indemnification involving the payment of money by the Seller to the Buyer will be paid within ten (10) days after notification thereof. Claims for indemnification involving amounts due to third parties will be promptly paid by the Seller when due, subject to the Seller's right to contest the same in good faith.

7. Buyer's Indemnification. The Buyer agrees to pay, defend, indemnify, reimburse and hold harmless the Seller for, from and against any loss, damage, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation) incurred, suffered, paid by or resulting to the Seller and which results from, arises out of or in connection with, is based upon, or exists by reason of any: (1) misrepresentation by the Buyer of the facts contained in paragraphs 10.1 or 10.2 of this Agreement; or (2) breach or default in performance by the Buyer of any covenant or obligation set forth in this Agreement. However, the foregoing indemnification obligation will not apply to claims based solely on matters not set forth in clauses (a) and (b) of this paragraph. In addition to the foregoing, the Buyer will pay to the Seller interest on the amount of any loss, damage, claim, liability, debt, obligation or expense the payment of which is or becomes due to the Seller by the Buyer, such interest to be at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal. Claims for indemnification involving the payment of money by the Buyer to the Seller will be paid within ten (10) days after notification thereof. Claims for indemnification involving amounts due to third parties will be promptly paid by the Buyer when due, subject to the Buyer's right to contest the same in good faith.

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8. Indemnification Procedures. Each claim for indemnification under paragraph 6 or 7 of this Agreement (a "Claim") will be subject to the provisions of this paragraph. Any party seeking indemnification under this Agreement will promptly notify the indemnifying party in writing of the existence of such Claim and the particulars of the Claim. The indemnifying party may at its option undertake the defense of the Claim and select counsel to defend the Claim subject to the indemnified party's reasonable approval of such counsel. Failure by a party to give prompt notice of a Claim will not affect the indemnifying party's obligations hereunder except to the extent the indemnifying party is materially prejudiced by the indemnified party's failure to provide such notice. If the indemnifying party, within thirty (30) days after notice of any such Claim, or such shorter period as is reasonably required, fails to diligently and competently assume the defense of such Claim, the indemnified party will have the right, but not the obligation, to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party. Anything in this paragraph to the contrary notwithstanding, the indemnifying party is prohibited from entering into a settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment: (a) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding; or (b) for other than monetary damages to be paid by the indemnifying party without the prior written consent of the indemnified party, which consent will not be unreasonably withheld.

9. Default. If a party fails to perform any obligation contained in this Agreement, the party claiming default will serve written notice to the other party specifying the nature of such default and demanding performance. If such default has not been cured within ten (10) days after receipt of such default notice, the nondefaulting party will be entitled to exercise all remedies arising at law or in equity by reason of such default, including, without limitation, specific performance of this Agreement.

10. Buyer's Representations. The Buyer represents and warrants to the Seller as follows:

     10.1 Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transaction contemplated hereby. This Agreement is legal, valid and binding with respect to the Buyer and is enforceable in accordance with its terms. The execution, delivery, performance and consummation of this Agreement does not and will not violate, conflict with or constitute a breach of any statute, regulation or judicial or administrative order, award, judgment or decree to which the Buyer is a party or is bound.

     10.2 Restricted Legend. The Buyer is acquiring the Shares for investment purposes only for the Buyer's own account and not with a view to, or for resale in connection with, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Shares will not be sold, transferred or otherwise disposed of by the Buyer without registration under the Securities Act and state securities laws or qualification for exemptions therefrom. The Buyer agrees that the

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          Corporation may place a stop transfer order with the Corporation's transfer agent, if any, with respect to any noncomplying transfer of any certificate representing any of the Shares, which stop transfer order will be removed upon compliance with the provisions hereof. The legend will consist of the following:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION IN WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION.

     10.3 Exclusion. The Seller has not made to the Buyer any representation or warranty other than those made expressly in this paragraph 3 in favor of the Buyer. Without limiting the generality of the foregoing the Seller has not made to the Buyer any representation or warranty with respect to the operation, future revenue, expenses or success of the Corporation, financial condition or other matter regarding the Corporation.

11. Arbitration. Any dispute under this Agreement will be submitted to binding arbitration to be conducted in Oklahoma City, Oklahoma, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that there will be one arbitrator selected by the Buyer, one arbitrator selected by the Seller, and a third arbitrator selected by those two arbitrators. The arbitrators will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrators' judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct. The arbitration will be held in Oklahoma County, Oklahoma. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction. Unless otherwise expressly set forth in this Agreement, the procedures specified in this paragraph 11 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party's judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

12. Miscellaneous. It is further agreed as follows:

     12.1 Time. Time is of the essence of this Agreement.

     12.2 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail,

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          postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

          To the Buyer:        Mr. Aubrey K. McClendon
                               Chesapeake Energy Corporation
                               6100 North Western
                               Oklahoma City, Oklahoma 73118
                               Telephone: (405) 848-8000
                               Telefacsimile: (405) 879-9580

          With a copy to:      Shannon Self, Esquire
                               Commercial Law Group, P.C.
                               2725 Oklahoma Tower
                               210 Park Avenue
                               Oklahoma City, Oklahoma 73102
                               Telephone: (405) 232-3001
                               Telefacsimile: (405) 232-5553

          To the Seller:       Mr. Larry D. Hartzog
                               6804 N.W. Grand Boulevard
                               Oklahoma City, Oklahoma 73116
                               Telephone: (405) 235-7000
                               Telefacsimile: (405) 235-7329


          With a copy to:      Armand Paliotta, Esquire
                               Hartzog Conger Cason & Neville
                               1600 Bank of Oklahoma Plaza
                               201 Robert S. Kerr
                               Oklahoma City, Oklahoma 73102
                               Telephone: (405) 235-7000
                               Telefacsimile: (405) 235-7329

12.3 Representations and Warranties. The respective representations, warranties and covenants of the Seller and the Buyer contained herein or in any certificates or other documents delivered prior to or at the Closing Date will not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every representation and warranty of the Seller and the Buyer contained herein will survive the Closing Date and will not be terminated or extinguished. This paragraph 12.3 will have no effect on any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

12.4 Cooperation. Prior to termination of this Agreement and at all times following the consummation of this Agreement, the parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other


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           acts and things as might reasonably be requested by any party to this
           Agreement to assure that the benefits of this Agreement are realized by the parties.

     12.5 Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

     12.6 Headings. The paragraph headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

     12.7 Entire Agreement. This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein.

     12.8 Assignment. It is agreed that the parties may not assign such party's rights nor delegate such party's duties under this Agreement without the express written consent of the other parties to this Agreement.

     12.9 Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

     12.10 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible and to be legal, valid and enforceable.

     12.11 Attorney Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorney fees and disbursements incurred by the prevailing party.

     12.12 Waiver. Waiver of performance of any obligation or term contained in this Agreement by any party, or waiver by one party of the other party's default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

     12.13 Brokerage. The Seller represents to the Buyer that the Seller has dealt with no broker in connection with the transaction contemplated hereby. The Seller agrees to indemnify and hold the Buyer harmless from any claim for brokerage commissions asserted by any other party as a result of dealings with the Seller. The Buyer represents to the Seller that the Buyer has dealt with no broker in connection with the transaction contemplated hereby. The Buyer agrees to indemnify and hold the Seller harmless from any claim for brokerage commissions asserted by any party as a result of dealings with the Buyer.

     12.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.

     12.15 JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     12.16 WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. EACH OF THE BUYER AND THE SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY "SPECIAL DAMAGES," AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH. AS USED IN THIS PARAGRAPH, "SPECIAL DAMAGES" INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

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

     IN WITNESS WHEREOF, the Seller and the Buyer have executed this Agreement effective as of the date first above written.

                                 /s/ Larry D. Hartzog
                                 -----------------------------------------------
                                 LARRY D. HARTZOG, individually

                                 (the "Seller")

                                 CHESAPEAKE ENERGY CORPORATION, an
                                 Oklahoma corporation

                                 By /s/ Aubrey K. McClendon
                                    --------------------------------------------
                                    Aubrey K. McClendon, Chief Executive Officer

                                 (the "Buyer")

     The undersigned Escrow Agent executes this Agreement this 13th day of December, 2001, solely for the purpose of accepting the escrow pursuant to the provisions of paragraph 5 of this Agreement and the Escrow Agent will not otherwise be bound by any of then terms or conditions hereof.

                                 HARTZOG CONGER CASON & NEVILLE

                                 By /s/ Armand Paliotta
                                    --------------------------------------------
                                    Armand Paliotta, Esquire

                                 (the "Escrow Agent")



                                      -11-
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                                 SCHEDULE "3.1"

                               Ownership of Shares

1. The Shareholders Agreement dated effective ___________ __, 2000 among Canaan Energy Corporation, Leo E. Woodard, John Penton, Michael S. Mewbourn, Thomas H. Henson, Dunning Family Limited Partnership, Larry D. Hartzog, Michael C. Black, as Trustee of the Michael C. Black Revocable Trust and Anthony Lasuzzo.


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

                                 SCHEDULE "3.2"

                               Assumed Obligations

     Any applicable provisions of the Corporation's Certificate of Incorporation or Bylaws.

                                 SCHEDULE "3.3"

                             Consents and Approvals

1) The Shareholders Agreement dated effective ___________ ___, 2000 among Canaan Energy Corporation, Leo E. Woodard, John Penton, Michael S. Mewbourn, Thomas H. Henson, Dunning Family Limited Partnership, Larry D. Hartzog, Michael C. Black, as Trustee of the Michael C. Black Revocable Trust and Anthony Lasuzzo.

2)   Applicable federal and states securities laws.

                                      -14-
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                                 SCHEDULE "3.4"

                                   Litigation

                                      None.

                                      -15-
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                                  SCHEDULE "4"

                                     Legends

          ANY SALE, ASSIGNMENT, TRANSFER OR OTHER DISTRIBUTION OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND SUBJECT TO THE TERMS AND PROVISIONS OF THE SHAREHOLDER'S AGREEMENT BETWEEN CANAAN ENERGY CORPORATION AND HOLDER THEREOF AND CERTAIN OTHER PARTIES. ANY TRANSFEREE, INCLUDING A LENDER, TAKING THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE AS COLLATERAL, IS SUBJECT TO ALL THE RESTRICTIONS AND DUTIES CONTAINED IN SUCH AGREEMENT. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY. BY ACCEPTANCE OF THIS CERTIFICATE, THE HOLDER HEREOF AGREES TO BE BOUND BY THE TERMS OF SUCH AGREEMENT.

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION IN WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION.

                                      -16-